Exhibit 99.1

News Release

GreenSky, Inc. Announces Closing of Initial Public Offering and Exercise in Full of the Underwriters’ Option to Purchase Additional Shares

ATLANTA, GA, May 29, 2018 – GreenSky, Inc. (“GreenSky”) (NASDAQ: GSKY) today announced the closing of its initial public offering of 43,700,000 shares of its Class A common stock at a price to the public of $23.00 per share, which includes the exercise in full of the underwriters’ option to purchase an additional 5,700,000 shares of its Class A common stock, for a total of approximately $1.01 billion in aggregate gross proceeds. The shares began trading on The Nasdaq Global Select Market under the ticker symbol “GSKY” on May 24, 2018.

Goldman Sachs & Co. LLC, J.P. Morgan and Morgan Stanley acted as joint lead book-running managers and as representatives of the underwriters for the offering. BofA Merrill Lynch, Citigroup, Credit Suisse and SunTrust Robinson Humphrey also acted as book-running managers for the offering. Raymond James, Sandler O’Neill + Partners, L.P., Fifth Third Securities and Guggenheim Securities acted as co-managers for the offering.

A registration statement relating to these securities was filed with, and declared effective by, the United States Securities and Exchange Commission (“SEC”). Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This offering was made only by means of a prospectus. Copies of the final prospectus may be obtained from: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, via telephone: 1-866-471-2526, or via email: prospectus-ny@ny.email.gs.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or via telephone: 1-866-8039204; and Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014.

About GreenSky, Inc.

GreenSky is a leading technology company that powers commerce at the point of sale. GreenSky’s platform is powered by a proprietary technology infrastructure that delivers stability, speed, scalability and security and that facilitates merchant sales, while reducing the friction, and improving the economics, associated with a consumer making a purchase and a bank extending financing for that purchase.

For more information, contact:

Rebecca Gardy
Senior Vice President, Investor Relations
GreenSky, Inc.
(404) 334-7334
rebecca.gardy@greensky.com